Exhibit 99.1

Media Contact:	Dick Pacini
The Millerschin Group
Email: dpacini@millerschingroup.com
Office: 248-276-1970
Cell: 248-770-6446
Sparton Receives Delisting Notice from the NYSE; Intends to Request Review
JACKSON, Mich. — April 9, 2009 — Sparton Corporation (NYSE: SPA) (“Sparton” or the “Company”) received notice today from NYSE Regulation, Inc. (“NYSE Regulation”) that it has determined that the common stock of Sparton should be removed from listing on the New York Stock Exchange (“NYSE”) for failure to comply with the NYSE’s continued listing standards.
While Sparton is reviewing its options, Sparton expects to submit a request for a review of the determination to a Committee of the Board of Directors of NYSE Regulation (“Committee”). In accordance with NYSE Regulation procedures, Sparton has 10 days from receipt of written notice from the NYSE to request a review, which would then be scheduled for the first Review Day which is at least 25 business days from the date the request for review is filed with NYSE Regulation. NYSE Regulation has advised the Company that the Company’s common stock will continue to trade on the NYSE during the appeals process, subject to ongoing monitoring. NYSE Regulation noted, however, that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.
The decision to suspend the Company’s common stock was reached in view of the fact that the Company remained below the NYSE continued listing standards for average global market capitalization over a consecutive 30 trading day period of not less than $75 million and, at the same time, total shareowners’ equity of not less than $75 million. Sparton previously filed a Form 8-K with the Securities and Exchange Commission (the “SEC”) on October 3, 2008 to report that it had received a notice from NYSE Regulation on September 29, 2008 that the Company did not then comply with the NYSE continued listing standards because the Company’s market capitalization was less than $75 million over a 30 trading-day period and, at the same time, its shareowners’ equity was less than $75 million. Thereafter, on November 7, 2008 the Company filed a Form 8-K to disclose that the Company had received written notice from NYSE Regulation that it had determined that the Company did not comply with the NYSE continued listing standards because the Company’s market capitalization was less than $25 million over a consecutive 30 trading-day period. Subsequently, Sparton filed a Form 8-K with the SEC on January 27, 2009 to disclose that it had received written notice from NYSE Regulation that the minimum market capitalization continued listing standard had been revised from $25 million to $15 million to April 22, 2009. This temporary reduction of the $25 million minimum market capitalization continued listing standard to $15 million has now been extended to June 30, 2009 as the result of an immediately effective rule change filed by the NYSE with the SEC.
The Company previously submitted a business plan to NYSE Regulation addressing Sparton’s non-compliance with the NYSE’s continued listing standards regarding maintaining an average global market capitalization over a consecutive 30 trading day period of not less than $75 million and, at the same time, total shareowners’ equity of not less than $75 million, and has been in discussions with the staff of NYSE Regulation regarding the Company’s plan. NYSE Regulation decided to proceed with suspension of trading after review of the Company’s initial business plan submission.
Sparton is hopeful that in its subsequent review, the Committee will view positively the recently announced changes and Sparton’s turn-around plan. The turn-around plan and recent events, including facility closures, reductions in force and contract terminations, support Sparton’s continued commitment to improving its financial condition and operations.
If the result of the review is not favorable for the Company, it believes that Sparton’s common stock will be eligible to trade or be quoted on alternative markets.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider for electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Michigan, Sparton has six manufacturing locations world-wide.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2008, as well as Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A, Risk Factors, in Sparton’s Form 10-Q for the quarter ended December 31, 2008. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.